Exhibit 5.1

Ellenoff Grossman & Schole LLP	1345 Avenue of the Americas
New York, New York 10105
Telephone: (212) 370-1300
Facsimile: (212) 370-7889
www.egsllp.com

January 10, 2022

Touchpoint Group Holdings, Inc.

4300 Biscayne Blvd., Suite 203

Miami, Florida 33137

Re:	Registration Statement of Touchpoint Group Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel to Touchpoint Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company with the U.S. Securities and Exchange Commission of up to 260,258,838 shares (the “Shares”) of the common stock, par value $0.001 per share (“Common Stock”), of the Company offered for resale by the selling stockholders (the “Selling Stockholders”) named pursuant to a Registration Statement on Form S-1 filed by the Company with the Commission on January 6, 2022 (the “Registration Statement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

For the avoidance of doubt, the Shares consist of (i) an aggregate of 24,111,111 Shares issued pursuant to the Securities Purchase Agreement between the Company and Mast Hill Fund, L. P. (“Mast Hill”), dated November 2, 2021, the Securities Purchase Agreement between the Company and Talos Victory Fund, LLC (“Talos”) dated November 5, 2021 and the Securities Purchase Agreement between the Company and Quick Capital, LLC (“Quick”) dated December 14, 2021 (collectively, the “Securities Purchase Agreements”), (ii) 50,000,000 Shares to be issued to MacRab LLC (“MacRab”) pursuant to the Standby Equity Commitment Agreement (“SECA”) between the Company and MacRab, (iii) 2,272,727 Shares to be issued pursuant to the Common Stock Purchase Warrant (the “SECA Warrant”) issued to MacRab pursuant to the SECA, (iv) an aggregate of 124,000,000 Shares to be issued pursuant to the Convertible Promissory Notes (“Notes”) issued pursuant to the Securities Purchase Agreements and (v) an aggregate of 59,875,000 Shares be issued pursuant to the Common Stock Purchase Warrants (“Purchase Warrants”) issued pursuant to the Securities Purchase Agreements.

Based upon the foregoing, we are of the opinion that (i) the 24,111,111 Shares in the aggregate previously issued pursuant to the Securities Purchase Agreements have been validly issued and are fully paid and non-assessable, (ii) the 50,000,000 Shares issuable to MacRab pursuant to the SECA. when issued and sold by the Company and delivered by the Company against payment therefor in accordance with the SECA in the manner described in the Registration Statement will be validly issued, fully paid and non-assessable; (iii) the 2,272,727 Shares issuable to MacRab pursuant to the SECA Warrant when issued and sold by the Company and delivered by the Company against payment therefor in accordance with the SECA Warrant in the manner described in the Registration Statement will be validly issued, fully paid and non-assessable (iv) the 124,000,000 Shares issuable upon conversion of the Notes when issued by the Company in accordance with the terms of the Notes in the manner described in the Registration Statement will be validly issued, fully paid and non-assessable and (v) the 59,875,000 Shares issuable upon exercise of the Purchase Warrants when issued by the Company and delivered by the Company against payment therefor as provided in the Purchase Warrants in the manner described in the Registration Statement will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the Delaware General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP